Exhibit 99.1

Press Release

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TIDEWATER INC. ● Pan-American Life Center ● 601 Poydras Street, Suite 1500 ● New Orleans, LA 70130 ● Telephone (504) 568-1010 ● Fax (504) 566-4582

ICSID Decides that Tidewater is Now Free to Enforce $37 Million of the $65 Million Arbitral Award for the Taking of the Company’s Venezuelan Operations

Enforcement of Remaining $28 Million Remains Pending Further ICSID Decision

NEW ORLEANS, March 1, 2016 /PRNewswire/ -- Tidewater Inc. (NYSE:TDW) announced today that the annulment committee formed by the World Bank’s International Centre for the Settlement of Investment Disputes (“ICSID”) ruled that subsidiaries of the company are free to pursue the enforcement of a portion of a prior arbitration award against the Bolivarian Republic of Venezuela (“Venezuela”).  That portion amounts to $37.2 million after including interest from the date of the expropriation by Venezuela (May 8, 2009).  Enforcement on the remaining balance of the award ($28.2 million after including interest from the date of expropriation and reimbursement of legal and other costs) will remain stayed until the conclusion of the annulment proceeding, which the company anticipates will occur this calendar year.  The nature of the investments expropriated by Venezuela and the progress of the ICSID proceeding have been previously reported by the company.

The company intends to take appropriate steps to vigorously enforce and collect the award, which is enforceable in any of the 150 member states that are party to the ICSID Convention.  As an initial step, the company was successful in having the award recognized and entered on March 16, 2015 as a final judgment by the United States District Court for the Southern District of New York.  However, even with the partial lifting of the stay of enforcement, the company recognizes that the collection of the award may present significant practical challenges.  Because the award has yet to be satisfied and the annulment proceeding is pending, the net impact of these matters on the company cannot be reasonably estimated at this time and the company has not recognized a gain related to these matters.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

CONTACT:  Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE:  Tidewater Inc.